Exhibit 5.1

November 12, 2008

Board of Directors

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, NY 10019

Re:     Och-Ziff Capital Management Group LLC: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), in connection with the filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on November 12, 2008. The Registration Statement relates to the proposed offer and sale of up to an aggregate of 57,785,714 Class A Shares of the Company (the “Shares”) and rights to acquire Shares represented by LTIP Unit Awards and Restricted Share Units under the Och-Ziff Capital Management Group LLC Amended and Restated 2007 Equity Investment Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

In connection with this opinion letter, we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement; the Second Amended and Restated Limited Liability Company Agreement of the Company, dated November 13, 2007 (the “LLC Agreement”); the Plan; certain resolutions of the Board of Directors of the Company relating to the Plan, the filing of the Registration Statement and certain related matters; and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, electronic, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and the Subsidiaries, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, we are of the opinion that:

1.

the Shares have been duly authorized and, when sold in the manner and for the consideration contemplated by the LLC Agreement, the Plan, and the Registration Statement, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”); and

2.	(a) the LTIP Unit Awards, including (i) the rights to acquire Shares in exchange for interests in the Subsidiaries (the “LTIP Units”) and (ii) the related Class B Shares (if any) of the Company that are cancelled upon such exchange of LTIP Units for Shares, and (b) the Restricted Share Units, representing rights, with or without Distribution Equivalents, to acquire Shares upon the vesting thereof, have in each case been duly authorized and, when sold in the manner and for the consideration contemplated by the LLC Agreement, the Plan, and the Registration Statement, will constitute valid and legally binding obligations of the Company.

Members of our firm are admitted to the bar of the State of New York. The opinions expressed herein are limited to general contract principles and the Delaware LLC Act.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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